Exhibit 10.4

Exclusive Technology Support and
Technology ServiceS Agreement

This Exclusive Technology Support and Technology Services Agreement (the “Agreement”) is dated as of August 18 of 2017 (the “Effective Date”) by and between:

Party A:	Shanghai Renren Automobile Technology Company Limited.
Address:	Room 917-918,No 328,Jiajian Road,Jiading District, Shanghai, China

Party B:	Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd.
Address:	Room 275E, No.668 of Shangda Road, Baoshan District, Shanghai, China

Each of Party A and Party B shall be referred to individually as a “Party” and collectively, the “Parties.”

WHEREAS, Party A is a duly registered and established wholly foreign owned enterprise and desires to provide certain technology support and technology services necessary for Party B to operates its online sales business in China; and

WHEREAS, Party B is a limited liability company incorporated in the PRC; and

WHEREAS, Party A has agreed to provide Party B, and Party B has agreed to accept, certain technology support and technology services to support Party B’s online sales operations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties for themselves, their successors and permitted assigns, hereby agree as follows:

ARTICLE I
TECHNOLOGY SUPPORT AND TECHNOLOGY SERVICES

Section 1.1. Technology Support and Technology Services. Party A agrees to provide to Party B, and Party B agrees to accept from Party A, technology support and technology services with respect to the development, maintenance and support of and for server and computer software, hardware and systems relating to Party B’s online sales business (collectively, the “Support and Services”). Specifically, such Support and Services may include any or all of the following services:

(a)          research and development of relevant software and technologies in accordance with the business and operational needs;

(b)         daily maintenance, supervision, testing and debugging for Party B’s computer network equipment, technology products and software; and

(c)         other relevant technology support and services as may reasonably be requested from time to time by Party B.

Section 1.2. Cooperation from Party B. Party B agrees to provide Party A with the necessary support and services, including without limitation, relevant data, technology specifications and instructions, to assist Party B in fulfilling its obligations under this Agreement.

Section 1.3. Exclusivity. Party B agrees that Party A shall be the exclusive provider to Party B of the Support and Services, and that Party B shall not accept any technology support or services for its business operations, including any support or services similar to the Support and Services, from any third party without the prior written consent of Party A.

Section 1.4. Ownership of Intellectual Property. Party A shall have sole and exclusive rights to and interests in any rights, ownership, interests and all intellectual property, including but not limited to copyrights, patents, technology secrets, commercial secrets and others, arising from the performance by Party A of its obligations under this Agreement, whether developed by either Party. The parties agree that this article survives the modification, termination or expiration of this Agreement.

ARTICLE II
FEES

Section 2.1. Fees. The Parties agree that in consideration for the services to be performed by Party A as set forth in Article I hereto, Party B set shall pay a service fee to Party A in accordance with Annex A hereto (collectively, the “Service Fees”). The Parties agree to meet on at least an annual basis to review and discuss an amendment to such service fees. The Annex may be amended by the Parties based on such negotiations and in accordance with the terms of Section 8.1 of this Agreement.

Section 2.2. Out-of-Pocket Expenses. Party B shall reimburse Party A for any out-of-pocket expenses incurred by Party A in fulfilling its obligations hereunder.

Section 2.3. Late Payment. An additional penalty of 5% per annum (as calculated on a daily basis) shall accrue with respect to any late fees and payments in the event that Party B fails to pay the Service Fees in accordance with the terms of this Agreement.

Section 2.4.Taxes. Each Party shall be responsible for any taxes that may be due and payable under applicable laws in connection with the performance of such Party’s obligations under this Agreement.

ARTICLE III
CONFIDENTIALITY

Section 3.1. Confidential Information. Each Party acknowledges that it may have in its possession, and, in connection with the performance of its obligations under this Agreement, may receive, confidential information of the other Party (including information in the possession of such other party relating to its clients or customers) (“Confidential Information” and the Party disclosing such Confidential Information, the “Disclosing Party”). Each Party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (collectively, the “Representatives”) to hold in strict confidence and not to use except as permitted by this Agreement all such Confidential Information concerning the other Party unless (i) such Party or any of its Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of applicable law or (ii) such Confidential Information can be shown to have been (A) in the public domain through no fault of such party or any of its Representatives, (B) lawfully acquired after the Effective Date on a non-confidential basis from other sources not known by such party to be under any legal obligation to keep such information confidential or (C) developed by such Party or any of its Representatives without the use of any Confidential Information of the other Party. Notwithstanding the foregoing, such Party may disclose such Confidential Information to its Representatives so long as such Representatives are informed by such Party of the confidential nature of such Confidential Information and are directed by such party to treat such information confidentially.

Section 3.2. Return of Confidential Information. Upon the termination of this Agreement, Party A shall return or destroy, in accordance with Party B’s requirements, any documents, materials or software that contain Confidential Information, and delete any Confidential Information from any and all devices, personal computers or servers, and refrain from further using such Confidential Information.

ARTICLE IV
INDEMNIFICATION

Section 4.1. In the event that either Party hereto breaches any terms of this Agreement hereunder (the “Breaching Party”), the Party alleging such breach (the “Non-breaching Party”) may notify the Breaching Party to correct its breaches within ten (10) days upon receipt of such notice in writing. In case of any damages, the Breaching Party shall indemnify the Non-breaching Party, so that the Non-breaching Party obtains all rights and benefits as if this Agreement would have been performed.

Section 4.2. The Breaching Party shall indemnify and hold the Non-breaching Party harmless against and from any expenses, liabilities or losses (including but not limited to the company’s profit losses), lost interests and attorney’s fees that may be sustained by the Non-breaching Party arising from or in relation to its breaches. The total compensation paid by the Breaching Party to the Non-breaching Party shall equal the losses arising from any such breaches, and any compensation shall include the benefits that would have been obtained by the Non-breaching Party as if this Agreement would have been performed; provided, however, that such compensation shall not be more than the benefits that the Non-breaching Party would have reasonably anticipated.

Section 4.3. The waiver of any breach may only be made in an instrument executed by each Party. Any writing to be effective. No failure or delay by any Non-breach Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE V
FORCE MAJEURE

Section 5.1. As used in this Agreement, a “force majeure” shall mean any war, fire, earthquake, flood, rainstorm, snowstorm and any other natural disaster, or any event that cannot be foreseen, overcome or avoided by the Parties as of the Effective Date.

Section 5.2. If a Party cannot perform or delay to perform all or part of its obligations under this Agreement due to a force majeure, such Party shall be released from relevant liabilities, but shall continue to perform after the effect of such force majeure is eliminated. If a Party cannot perform its obligations under this Agreement as a result of such force majeure, the Parties shall negotiate in good faith to seek an alternative resolution.

ARTICLE VI
TERM OF AGREEMENT

Section 6.1. Term. The initial term of this Agreement is ten (10) years commencing from the Effective Date.

Section 6.2. Option. The Parties agree that Party A shall have the right in its sole discretion to extend the term of this Agreement an additional ten (10) years by notifying Party B at least three (3) months prior to the end of each such ten year term.

Section 6.3. Survival. Article III, Article IV, Article VII and Section shall survive the termination of this Agreement.

ARTICLE VII
GOVERNING LAW; DISPUTE RESOLUTION

Section 7.1. Governing Law. The execution, effectiveness, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

Section 7.2. Arbitration. The Parties shall seek to settle any disputes arising from the interpretation or performance of this Agreement through good faith negotiations. In the event that the Parties are unable to reach a settlement through negotiation within thirty (30) days after a Party issues a notice to the other Party regarding an alleged breach of or a dispute regarding an interpretation of a provision of this Agreement, either Party may submit such matter to the Beijing headquarters of the China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon the Parties and shall be enforceable in accordance with its terms. Pending the resolution of any dispute in accordance with the terms of this Section 7.2, the Parties shall continue to perform their respective obligations in good faith in accordance with this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1. Entire Agreement. This Agreement, including any Annexes, exhibits or schedules, constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement shall only be amended by a written instrument signed by all of the Parties.

Section 8.2. Notice. Unless otherwise designated by the other Party, any notices or other correspondences among the Parties shall be delivered in person, by express mail, or registered mail to the following correspondence addresses:

Party A: Beijing Shanghai Renren Automobile Technology Company Limited.
Address: Room 917-918,No 328,Jiajian Road,Jiading District, Shanghai, China Tel:86-10-84481818 Party B: Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd.

Address: Room 275E, No.668 of Shangda Road, Baoshan District, Shanghai, China Tel:86-10-84481818

Section 8.3. Binding Effect. This Agreement, upon being signed by the parties or their duly authorized representatives, shall be binding on the parties and their successors and assigns.

Section 8.4. Headings. The headings contained herein are inserted for reference purposes only and shall not affect the meaning or interpretation of any part of this Agreement.

Section 8.5. Severability. In the event that any provision hereof becomes invalid or unenforceable because such provision conflicts with the laws, such provision shall be held invalid or unenforceable to the extent required by the governing laws, and shall not affect the validity of the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to enter into this Agreement on the date first written above.

Party A:	Shanghai Renren Automobile Technology Company Limited (Seal)

By:

Name:	Liu Jian
Title:	Authorized Representative

Party B:	Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd. (seal)

By:

Name:	Liu Jian
Title:	Authorized Representative

ANNEX A

During the term of this Agreement, the Fee payable by Party B to Party A for the services rendered according to this Agreement shall be based on the specific Fee rate provided by Party A.

Notwithstanding the forgoing, Party A shall have the right to adjust at any time the specific Fee rate based on the quantity, scope and nature, among other factors, of the Services provided by it to Party B and and calculate the Fee payable by Party B based on this rate. Unless there is an obvious fault or material mistake in the rate, the Fee calculated based on this rate shall be the final amount; Party A shall issue the bill to Party B in accordance with this amount and Party B shall pay the bill within three days upon receipt of the bill.

During the term of this Agreement, Party A shall have the right to waive the Fee(s) under any bill(s) at its sole discretion without the consent of Party B.